Exhibit 99.1

Hemisphere Media Group Announces Fourth Quarter and Full Year 2017 Financial Results

Fourth Quarter and Full Year Financial Performance Negatively Impacted by Hurricane Maria in Puerto Rico; Remainder of the Core Businesses is Solid

MIAMI, FL — (March 5, 2018) — Hemisphere Media Group, Inc. (NASDAQ: HMTV) (“Hemisphere” or the “Company”), the only publicly traded pure-play U.S. media company targeting the high growth U.S. Hispanic and Latin American markets with leading broadcast and cable television and digital content platforms, today announced financial results for the fourth quarter and full year ended December 31, 2017.

President and Chief Executive Officer of Hemisphere, Alan Sokol, said, “Our businesses outside of Puerto Rico continued their strong performance in the fourth quarter.  However, our overall results were significantly impacted by the disruption to our Puerto Rico business caused by Hurricane Maria.  As power and other services are being restored to the island, our business is improving and we expect continued recovery over the coming months and are optimistic that the market will to return to pre-storm levels.

WAPA suffered significant declines in revenues in the fourth quarter due to the loss of power and services in Puerto Rico.  Revenues did improve over the course of the fourth quarter reflecting the progress in restoring power. Notwithstanding the challenging business environment, we successfully executed a new multi-year retransmission agreement at the largest fee increase in our history—a testament to the power of WAPA’s brand and its high-quality programming.

With respect to our U.S. cable channels, we continue to defy overall subscriber trends by delivering strong organic subscriber growth.  WAPA America’s authoritative coverage of Hurricane Maria resulted in an expansion of distribution across multiple operators.  In addition, the fourth quarter was the strongest advertising quarter in the history of both Cinelatino and WAPA America and we are excited about our advertising momentum for 2018.

In terms of our new investments, Canal 1, a national broadcast network in Colombia, has shown impressive ratings growth in just its first few months since re-launch, and Pantaya, our OTT joint venture with Lionsgate, is off to a terrific start, ranking among the highest grossing entertainment apps on both iOS and Android.

Overall, although the situation in Puerto Rico has caused disruption to our business, we continue to attract subscribers and advertisers, and we are well-positioned as leaders driving the future of Hispanic content consumption.”

Financial Results for the Three and Twelve Months Ended December 31, 2017

Net revenues were $24.0 million for the three months ended December 31, 2017, as compared to net revenues of $39.4 million for the comparable period in 2016. The decrease in the three months ended December 31, 2017 was due to an $11.6 million decline in advertising revenue driven by the negative impact of Hurricane Maria, particularly the widespread loss of power. Additionally, in 2016 the Company benefited from political advertising of $1.8 million, which did not occur in 2017.  Subscriber and retransmission fees decreased $2.5 million due to the interruption resulting from Hurricane Maria to pay television subscriptions of multi-channel video distributors in Puerto Rico that distribute the Company’s networks, as well as the termination of carriage of Televisión Dominicana by AT&T in September 2017.  Other revenues, which are primarily related to the licensing of the Company’s content to third parties, grew $0.4 million, due to the timing and availability of the content licensed.  Excluding political advertising revenue in the prior year period, net revenues decreased $13.7 million for the three months ended December 31, 2017.

Net revenues were $124.5 million for the twelve months ended December 31, 2017, as compared to net revenues of $138.5 million for the comparable period in 2016.  The decrease in the twelve-month period was due to a $14.5 million decline in advertising revenue driven by the impact of Hurricanes Irma and Maria on the television advertising market in Puerto Rico.  Additionally, in 2016, the Company benefited from political advertising of $2.6 million, which did not occur in 2017.  Subscriber and retransmission fees increased $1.6 million, due to annual rate increases and subscriber growth, which was offset in part by the interruption resulting from Hurricanes Irma and Maria to pay television subscriptions of multi-channel video distributors in Puerto Rico that distribute the Company’s networks, and the termination of carriage of Televisión Dominicana by AT&T in September 2017.  Other revenues increased $1.4 million, due to the timing and availability of content licensed to third parties. Excluding political advertising revenue in the prior year period, net revenue decreased by $11.5 million for the twelve months ended December 31, 2017.

Operating expenses were $24.6 million for the three months ended December 31, 2017, as compared to operating expenses of $26.8 million for the comparable period in 2016.  The decrease in the three months ended December 31, 2017 was due to lower programming and production costs, as WAPA implemented cost savings measures following Hurricane Maria, and lower stock-based compensation expense, offset in part by incremental Hurricane Maria related expenses of $0.8 million.  Operating expenses for the twelve months ended December 31, 2017 were $99.1 million, as compared to $98.5 million for the comparable period in 2016.  The increase for the twelve-month period was due to incremental costs related to Hurricane Maria, and higher transaction costs incurred in connection with the refinancing of the Company’s Term Loan in the first quarter of 2017, partially offset by lower stock-based compensation expense.

Net loss was $22.0 million for the three months ended December 31, 2017, as compared to net income of $5.9 million in the comparable period in 2016.  Net loss for the twelve months ended December 31, 2017 was $13.4 million, as compared to net income of $18.0 million in the comparable period in 2016.  The declines in net income were due to lower revenues as a result of the impact of Hurricanes Irma and Maria and loss on equity investments.  Additionally, on December 22, 2017, the Tax Cuts and Jobs Act amended the Internal Revenue Code and lowered the U.S. corporate federal tax rate. This had the effect of increasing the reported income tax expense by $13.6 million in the three and twelve month periods, primarily due to the reduction in the likelihood of the utilization of foreign tax credits created by income taxes paid in Puerto Rico and the revaluation of our deferred tax asset at the lower corporate tax rate.

Adjusted EBITDA was $6.8 million for the three months ended December 31, 2017, as compared to Adjusted EBITDA of $20.4 million for the comparable period in 2016.  Adjusted EBITDA for the twelve months ended December 31, 2017 was $51.2 million, as compared to Adjusted EBITDA of $64.3 million for the comparable period in 2016.  Adjusted EBITDA, excluding political revenue, for the three and twelve months ended December 31, 2017 decreased $11.8 million and $10.5 million, respectively.

As of December 31, 2017, the Company had $211.2 million in debt and $124.3 million of cash.  The Company’s leverage ratio was approximately 4.1 times, and net leverage ratio was approximately 1.7 times.

As previously announced, the Company implemented a share repurchase plan during the third quarter of 2017.  During the fourth quarter, the Company repurchased approximately 900,000 shares of common stock at a weighted average price of $12.32, for an aggregate purchase price of $11.2 million.  The Company will evaluate with its Board the share repurchase program in the context of its overall capital allocation plans

During the year, the Company funded $40 million in investments, which is in line with the previously announced guidance range of $35-$40 million.

In the fourth quarter, the Company received $3.25 million in insurance proceeds related to property and casualty damage in Puerto Rico.  The Company has prepared claims under its property and casualty policies totaling approximately $13 million. The Company is optimistic that it will receive the majority, if not all of the remaining funds during 2018.  Additionally, the Company’s business interruption policies have combined limits of $10 million, per occurrence.  The Company expects two occurrences under its policies.  The Company is preparing business interruption claims to recover a significant portion of the income loss from Hurricanes Irma and Maria.  The Company believes it will receive proceeds under the business interruption policies over the next several quarters, although not all damages will be covered.

Due to the effects of Hurricane Maria, the Company withdrew previously issued guidance for the year ending December 31, 2017.  Given the uncertainty around the recovery in Puerto Rico, the Company is not in position to issue 2018 guidance at this time.

The following tables set forth the Company’s financial performance for the three and twelve months ended December 31, 2017 and 2016, as well as select financial data as of December 31, 2017 and December 31, 2016:

HEMISPHERE MEDIA GROUP, INC.

Comparison of Consolidated Operating Results

(amounts in thousands)

	Three Months Ended December 31,		Year Ended December 31,
	2017	2016	2017	2016
	(Unaudited)		(Audited)

Net revenues	$23,952	$39,407	$124,464	$138,525
Operating expenses:
Cost of revenues	9,539	10,646	39,965	41,293
Selling, general and administrative	10,592	10,558	39,437	38,333
Depreciation and amortization	4,005	4,108	16,228	16,608
Other expenses	445	1,492	3,501	2,262
(Gain) loss on disposition of assets	(25)	—	(23)	6
Total operating expenses	24,556	26,804	99,108	98,502

Operating (loss) income	(604)	12,603	25,356	40,023

Other (expense) income:
Interest expense, net	(2,816)	(2,872)	(10,905)	(11,651)
Loss on impairment of fixed assets	(13)	—	(546)	—
Loss on equity investments	(9,435)	—	(11,885)	—
Gain from insurance proceeds	3,250	—	3,250	—
Total other expense	(9,014)	(2,872)	(20,086)	(11,651)
(Loss) income before income taxes	(9,618)	9,731	5,270	28,372

Income tax expense	(12,426)	(3,809)	(18,706)	(10,372)
Net (loss) income	$(22,044)	$5,922	$(13,436)	$18,000
Reconciliation of net (loss) income to Adjusted EBITDA:
Net (loss) income	$(22,044)	$5,922	$(13,436)	$18,000
Add (Deduct):
Income tax expense	12,426	3,809	18,706	10,372
Other expense	9,014	2,872	20,086	11,651
(Gain) loss on disposition of assets	(25)	—	(23)	6
Transaction and non-recurring expenses	1,748	1,558	4,862	2,993
Hurricane related expenses	753	—	753	—
Depreciation and amortization	4,005	4,108	16,228	16,608
Stock based compensation	964	2,169	4,068	4,691
Adjusted EBITDA	$6,841	$20,438	$51,244	$64,321

Selected Financial Data:

(amounts in thousands)

	As of	As of
	December 31, 2017	December 31, 2016
	(Audited)	(Audited)

Cash	$124,299	$163,090
Debt (a)	$211,214	$213,347

Leverage ratio (b):	4.1x	3.3x
Net leverage ratio (c):	1.7x	0.8x

(a) Represents the aggregate principal amount of the debt.

(b) Represents gross debt divided by Adjusted EBITDA for the last twelve months. This ratio differs from the calculation contained in the Company’s amended term loan.

(c)  Represents gross debt less cash divided by Adjusted EBITDA for the last twelve months. This ratio differs from the calculation contained in the Company’s amended term loan.

The following table presents estimated subscriber information (unaudited):

	Subscribers (a) (amounts in thousands)
	December 31, 2017	December 31, 2016
U.S. Cable Networks:
WAPA America (b)	4,362	4,189
Cinelatino (c)	4,424	4,588
Pasiones (c)	4,450	4,620
Centroamerica TV	4,127	4,063
Television Dominicana (c)	1,876	3,249
Total	19,239	20,709

Latin America Cable Networks:
Cinelatino	16,087	15,430
Pasiones	14,776	13,235
Total	30,863	28,665

(a)         Amounts presented are based on most recent remittances received from our Distributors as of the respective dates shown above, which are typically two months prior to the dates shown above.

(b)         Excludes digital basic subscribers. Subscribers to WAPA America including digital basic subscribers decreased 6.1% from December 31, 2016 to December 31, 2017.  The subscriber total for WAPA America as of December 31, 2017 does not reflect the incremental subscribers to WAPA America as a result of the expanded distribution provided by certain distributors following Hurricane Maria.

(c)          Subscriber figures for all periods presented above include subscribers in Puerto Rico, which were negatively impacted in the December 31, 2017 period as a result of Hurricane Maria.

Non-GAAP Reconciliations

Within Hemisphere’s fourth quarter and full year 2017 press release, Hemisphere makes reference to the non-GAAP financial measure, “Adjusted EBITDA.” Whenever such information is presented, Hemisphere has complied with the provisions of the rules under Regulation G and Item 2.02 of Form 8-K. When presenting Adjusted EBITDA, Hemisphere’s management adds back (deducts) from net income, if any, depreciation expense, amortization of intangibles, loss (gain) on disposition of assets, transaction and non-recurring expenses including Hurricane related expenses, income tax expense, interest expense, stock-based compensation, and other (expense)

income items. The specific reasons why Hemisphere’s management believes that the presentation of this non-GAAP financial measure provides useful information to investors regarding Hemisphere’s financial condition, results of its operations and cash flows has been provided in the Form 8-K filed in connection with this press release. A reconciliation of net income to Adjusted EBITDA can be found above in the table that sets forth Hemisphere’s financial performance for the three and twelve months ended December 31, 2017 and 2016.

Conference Call

Hemisphere will conduct a conference call to discuss its fourth quarter and full year 2017 results at 10:00 AM ET on Monday, March 5, 2018.   A live broadcast of the conference call will be available online via the company’s Investor Relations website located at http://ir.hemispheretv.com/. Alternatively, interested parties can access the conference call by dialing (877) 497-1436, or from outside the United States at (262) 558-6292, at least five minutes prior to the start time. The conference ID for the call is 2689749.

A replay of the call will be available beginning at approximately 1:00 PM ET on Monday, March 5, 2018 by dialing (855) 859-2056, or from outside the United States by dialing (404) 537-3406. The conference ID for the replay is 2689749.

Forward-Looking Statements

Statements in this press release and oral statements made from time to time by representatives of Hemisphere may contain certain statements about Hemisphere and its consolidated subsidiaries that are “forward-looking statements” within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. These include, but are not limited to, the effects of Hurricane Maria in the short and long-term on Hemisphere’s business and the advertising market in Puerto Rico as well as Hemisphere’s customers, employees, third-party vendors and suppliers, the effect on retransmission and subscriber fees that Hemisphere receives, the timing under which power is fully restored to all of Puerto Rico, short and long-term migration shifts in Puerto Rico, Hemisphere’s ability to timely and fully recover proceeds under our insurance policies, statements relating to Hemisphere’s future financial and operating results (including growth and earnings), plans, objectives, expectations and intentions and other statements that are not historical facts. These statements are based on the current expectations of the management of Hemisphere and are subject to uncertainty and changes in circumstance, which may cause actual results to differ materially from those expressed or implied in such forward-looking statements. Without limitation, any statements preceded or followed by or that include the words “targets,” “plans,” “believes,” “expects,” “intends,” “will,” “likely,” “may,” “anticipates,” “estimates,” “projects,” “should,” “would,” “expect,” “positioned,” “strategy,” “future,” or words, phrases or terms of similar substance or the negative thereof, are forward-looking statements. In addition, these statements are based on a number of assumptions that are subject to change. Factors that could cause actual results to differ materially from those expressed or implied by the forward-looking statements are discussed under the headings “Risk Factors” and “Forward-Looking Statements” in Hemisphere’s most recent Annual Report on Form 10-K, filed with the Securities and Exchange Commission (“SEC”), as they may be updated in any future reports filed with the SEC. If one or more of these factors materialize, or if any underlying assumptions prove incorrect, Hemisphere’s actual results, performance, or achievements may vary materially from any future results, performance or achievements expressed or implied by these forward-looking statements. Forward-looking statements included herein are made as of the date hereof, and Hemisphere undertakes no obligation to update publicly such statements to reflect subsequent events or circumstances.

About Hemisphere Media Group, Inc.

Hemisphere Media Group, Inc. (NASDAQ: HMTV) is the only publicly traded pure-play U.S. media company targeting the high growth U.S. Hispanic and Latin American markets with leading broadcast and cable television and digital content platforms. Headquartered in Miami, Florida, Hemisphere owns and operates five leading U.S. Hispanic cable networks, two Latin American cable networks, and the leading broadcast television network in Puerto Rico, and has ownership interests in a new broadcast television network in Colombia and a Spanish-language OTT service in the U.S.

Contact:

Erica Bartsch

Sloane & Company

212.446.1875

ebartsch@sloanepr.com